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                           CAP ROCK ENERGY CORPORATION

                                 MIDLAND, TEXAS



           The purposes of the Cap Rock Energy Corporation Director Compensation Plan ("the "Plan"), which was adopted by the Board of Directors (the "Board") of Cap Rock Energy Corporation ("Energy") on October ___, 2000, are to provide (i) a mechanism for compensating members of the Board, both inside and outside, for serving on the Board of Energy; and (ii) a mechanism for the former directors of Energy's predecessor, Cap Rock Electric Cooperative, Inc. (the "Cooperative"), to have an exit strategy for the early stages in the life of Energy.

           The Plan will be administered by Energy's Compensation Committee (the "Committee") and will contain the following material terms:

           - For as long as each director of Energy is serving on the Board of Energy, he or she will be provided with (i) life insurance as currently provided to the Cooperative directors and health insurance coverage (with Energy paying up to $550 per month for health insurance coverage and with each director being obligated to pay the remainder, if any, for such coverage) under the same life and health insurance arrangements as Energy provides for it officers and employees or, at the option of the director, cash of $550 per month in lieu of health insurance coverage; (ii) reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Energy; and (iii) restricted Stock Awards under Energy's Incentive Stock Plan of $10,000 of Energy common stock at the fair market value thereof as determined under the Incentive Stock Plan (with each director being entitled to receive up to $5,000 in cash as a dollar for dollar offset against the amount of Energy common stock to be received). Energy common stock issued to a director pursuant to the Director Compensation Plan will be subject to the restrictions required by applicable securities laws and may contain other restrictions as deemed appropriate by the Committee.

           - Each outside director of Energy (I.E., a person who is not an officer or employee of Energy) who was formerly a director of the Cooperative and who elects to resign from the Board of Energy and become an advisory director of Energy will receive the same life insurance, health insurance, and compensation benefits as directors of Energy serving on the Board of Energy for a term not to exceed six
                     (6) years. If an advisory director chooses to resign prior to the end of his six-year term then he shall receive stock options for 35,000 shares at a strike price of: (i) $2.00 per share if there is no market price for the stock; or
                     (ii) the market price of the stock at that time.

           - Each outside director of Energy who was formerly a director of the Cooperative and who elects to resign from the Board and chooses NOT to become a director or

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                     an advisory director of Energy will receive (i) a lump sum cash payment equal to the present value discounted at twelve percent (12%) of the amount that the Cooperative is required to pay for health insurance for the balance of six years for the director under the Cooperative's Board Policy No. 123; and (ii) stock options for 35,000 shares at a strike price of $2.00 per share or 90% of the average listed price of the stock for the last five trading days, whichever is more.

           - Any person who receives options under the Director Compensation Plan will have a period of ten (10) years from the date of grant in which to exercise the options granted to him.

           - If an outside director of Energy who was formerly a director of the Cooperative elects to resign for the Board of Energy or if already elected to be an advisory director of Energy and resigns, the stock he acquires pursuant to the stock options he is granted will be restricted (including restrictions on sale and all restrictions under the securities laws regarding directors of public corporations). After a person is no longer a member of the Board of Energy and is no longer an advisory director of Energy and has been out of such positions for at least three (3) months, the shares that he acquires pursuant to the stock options he is granted will not be subject to any resale or other restrictions (provided he has held the shares for a period of at least two years).

           - An outside director who chooses not to take the company's health or life insurance benefits may take the cash equivalent of the yearly premium in cash as per Cooperative Board Policy #123.

           - If an outside director of Energy who was formerly a director of the Cooperative is not nominated for, or is not re-elected to, the Board of Energy or if he is removed from the Board of Energy for any reason, he shall not be entitled to receive any of the benefits outlined above after his status as a member of the Board of Energy terminates.

           - Attendance by advisory directors at meetings of the Board of Directors of Energy will not be mandatory and there may be occasions where advisory directors will not be invited to attend meetings of the Board of Directors of Energy.

           - Each director who resigns from the Board of Energy will continue to be subject to the Cooperative's Loyalty Oath and Confidentiality Agreement after his resignation.

           - The benefits and other provisions of the Director Compensation Plan do NOT apply to persons who are currently advisory directors of the Cooperative.


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